Exhibit 10.1
KENNAMETAL INC.
DEFERRED FEE PLAN FOR OUTSIDE DIRECTORS
As Amended and Restated on December 30, 2008
     1. Name and General Provisions
     This plan is known as the Kennametal Inc. Deferred Fee Plan for Outside Directors (the “Plan”) and is maintained by Kennametal Inc. (the “Company”) for the benefit of non-employee members of the Board of Directors of the Company, and is designed to permit such non-employee members of the Board of Directors to defer all or a portion of their service cash fees as provided more fully herein. The Plan is amended and restated as set forth herein to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).
     2. Eligibility
     Only those members of the Board of Directors of the Company who are not otherwise employed by the Company or any subsidiary or affiliate thereof in an executive or other capacity shall be eligible to participate in this Plan. For purposes of the Plan, such eligible persons are referred to as “Outside Directors.”
     3. Administration of the Plan
     The Plan shall be administered by the Nominating/Corporate Governance Committee of the Board of Directors of the Company, or such other committee or person designated by the Company (hereinafter referred to as the “Administrator”). The Administrator has sole authority and discretion to decide all matters relating to the administration of the Plan, including, without limitation, the authority to interpret and construe the Plan, to make all determinations and take all other actions necessary or advisable for the administration of the Plan, and to delegate to employees of the Company the authority to perform administrative functions under the Plan. The Administrator’s interpretation of this Plan shall be final and conclusive on all persons, subject to any interpretation by the Board of Directors of the Company.
     4. Election to Defer Fees
     An Outside Director may elect to defer all or a portion of the cash fees such person is entitled to receive from the Company for services as a director (including services on any Committee of the Board of Directors for which committee fees are specifically authorized) performed during any full calendar year in which the Plan is in effect. An election to defer receipt of fees with respect to any calendar year shall be irrevocable and shall be made in writing, on a form prescribed by the Administrator, prior to the beginning of such calendar year (or such other date as permitted by the Committee to the extent consistent with Section 409A). A director electing to defer fees shall, as part of the election, select the time and manner of payment of deferred fees, all as more fully described herein.

     An Outside Director who first becomes eligible to participate in the Plan may, to the extent permitted by the Administrator, file an election (“Initial Election”) at any time prior to the 30-day period following the date on which the Outside Director initially becomes eligible to participate in the Plan. Any such Initial Election shall only apply to fees earned and payable for services rendered after the date on which the Initial Election is delivered to the Administrator and becomes irrevocable. Accordingly, if an Initial Election is made in the first-year of eligibility but after the beginning of the performance period, then, with respect to fees that are earned based on a specific performance period, the Initial Election shall only apply to the total amount of any such fees multiplied by the ratio of (i) the number of days remaining in the performance period after the Initial Election to (ii) the total number of days in the performance period.
     5. Continuation and Termination of Deferral
     Except as otherwise specifically provided in a deferral election form, an deferral election shall remain in effect only for the calendar year to which it applies.
     6. Plan Account
     Deferred fees shall be credited by the Company in an “Interest Account” established for the Outside Director. The Plan shall be unfunded; and payments of deferred fees shall be made out of the general corporate funds of the Company. The designation of a deferred fee account as an Interest Account is for bookkeeping purposes of the Plan only and shall not be interpreted as establishing an independent, separately identified account of the Company. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured creditor of the Company. The Administrator may establish one or more Interest Accounts for an Outside Director as deemed necessary or appropriate for the proper administration of the Plan.
     7. Interest Account
     Deferred fees shall be credited to an Outside Director’s Interest Account as of such times or times as shall be determined by the Administrator, and such deferred fees shall earn interest monthly at an annual rate of interest equal to a rate of two interest percentage points below average prime interest per annum for the previous month. Interest rate shall be calculated and interest amount credited to the Interest Account on first business day of each month for the previous month. Interest shall accrue on deferred fees in the Interest Account from the date such fees would have been paid without deferral until the date of payment.
     8. Payment of Deferred Fees
     In accordance with the procedures established by the Administrator, an Outside Director shall select, in his or her deferral election form, one of the following methods of payment for the deferred directors’ fees and interest/accumulations thereon,:
     (a) In full on a specified date; or

     (b) In full or in annual installments beginning on the Director’s separation from service with the Board of Directors. Installment payments shall be made in substantially equal amounts over the period of months/years elected by the Outside Director and shall be paid monthly/annually beginning on the date of the Outside Director’s separation from service and continuing on each succeeding monthly/annual anniversary date thereof until fully paid.
     Notwithstanding the payment instructions of the Outside Director, at the death of an Outside Director, any deferred fees remaining unpaid at the date of death will be paid to the Outside Director’s designated beneficiary (if any) or to his estate, in full on the 30th day following the date of the Outside Director’s death (or the next business day if such day is not a business day). All such beneficiary designations shall be made in writing on a form approved by the Administrator, signed by the Outside Director and delivered to the Administrator. An Outside Director may from time to time revoke or change any such beneficiary designation by written notice to the Company. If there is no beneficiary designation on file with the Administrator at the time of the Outside Director’s death, or if the person or persons designated therein shall have all predeceased the Outside Director or otherwise ceased to exist, such distributions shall be made to the Outside Director’s estate.
     9. Modifications to Distribution Elections
     Subject to such restrictions as may be established by the Administrator, in its discretion, an Outside Director may modify a prior distribution election by submitting a subsequent written distribution election (on a form approved and prescribed by the Administrator); provided, however, a prior distribution election may only be changed if the following requirements are satisfied: (i) the change will not take effect until twelve (12) months after the election is made; (ii) the change must be made at least twelve (12) months prior to the previously scheduled payment date (or initial scheduled payment date in the case of installment payments); and (iii) the payment with respect to which the change is made must be deferred for at least five (5) years from the date the payment would otherwise have been made (or initial scheduled payment date in the case of installment payments); provided, further, the Administrator may, in its discretion, authorize an Outside Director to change a distribution election under any applicable transition rule authorized under Section 409A to the extent consistent therewith.
     10. Amendment or Termination
     This Plan may be amended from time to time or may be terminated at any time by resolution of the Board of Directors of the Company, provided that no amendment or termination shall affect the rights of any person to amounts which have been deferred under the Plan; provided, further, termination of the Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A and other applicable law. Notwithstanding the foregoing or any provision of this Plan to the contrary, the Board of Directors of the Company may, in its sole discretion and without the Outside Director’s consent, modify or amend the terms of the Plan or an election, or take any other action it deems necessary or advisable, to cause the Plan to comply with Section 409A (or an exception thereto).

     11. Nonassignability
     No director, beneficiary or any other person or entity shall have any power to commute, encumber, sell or otherwise dispose of the rights provided herein; and such rights shall be nonassigneble and nontransferable.
     12. Noncompetition
     During the period of a director’s tenure on the Board of Directors and the deferral and payment of any fees hereunder, the director will not, without the prior written consent of Kennametal, (a) directly or indirectly engage in, or (b) assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatever), or (c) enter the employ of, or act as agent for, or advisor or consultant to: any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to became directly or indirectly engaged in the provision of any service which competes with any service provided or under development by Kennametal, or any subsidiary or affiliate thereof or the production or sale of any product which competes with any product which is made, manufactured or under development, or is sold by Kennametal or any subsidiary or affiliate thereof (provided, however, that this provision is not intended to prohibit a director’s purchasing, for investment, not in excess of five percent of any class of stock or other corporate security of any company which is registered pursuant to Section 12 of the Securities Exchange Act of 1934).
     Notwithstanding any other provision of this Plan, the Outside Director acknowledges that a breach of this Paragraph 12 shall result in the forfeiture of any interest or accumulations on deferred fees credited to the Outside Director’s Interest Account.
     13. Section 409A
     The provisions of this Plan and all elections made hereunder shall be administered, interpreted and construed in a manner necessary in order to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). It is intended that distribution events authorized under this Plan qualify as a permissible distribution events for purposes of Section 409A, and the Plan shall be interpreted and construed accordingly in order to comply with Section 409A. The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A.
     For purposes of Section 409A and the Plan: (i) the right to installment payments shall be treated as the right to a single payment for purposes of distribution and/or deferral elections; and (ii) a payment shall be treated as made on the scheduled payment date if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the scheduled payment date. Except as specified in Paragraphs 8 and 9, an Outside Director shall have no right to designate the date of any payment under the Plan. Notwithstanding any provision herein to the contrary, if an Outside Director is a “specified employee” for purposes of Section 409A (as determined in accordance with the procedures established by the Company), any payment to the Outside Director due upon separation from service will be delayed for a period of six months after the date of the Outside Director’s separation from service (or, if earlier, the death of the Outside Director). Any payment that would otherwise have been due or owing during such six-month period will be paid on the first business day of the seventh month following the date of separation from service.
     For purposes of the Plan, a “separation from service” shall mean the Outside Director’s death, retirement or other termination of service, whether voluntary or involuntary, with the Company and all of its controlled group members within the meaning of Section 409A. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2. Whether an Outside Director has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.
     Notwithstanding any provision of the Plan to the contrary contained herein and with respect to deferred compensation benefits that were earned and vested under this Plan prior to January 1, 2005 (as determined under Section 409A , “Grandfathered Benefits”), such Grandfathered Benefits shall be governed and administered solely by the terms of the Plan as in effect on December 31, 2004 as if such plan were a separate plan (“Grandfathered Plan”, a copy of which attached hereto as Appendix I). No amendments or other modifications shall be made to the Grandfathered Plan except as specifically provided therein and as set forth in a separate writing thereto, and no amendment or modification to the Plan shall be construed as an amendment or modification to the Grandfathered Plan.
     Notwithstanding any provision of this Plan to the contrary, to the extent the timing of any benefit payment due under this Plan was modified pursuant to the transition guidance provided by the Internal Revenue Service concerning the time and form of payment, any such modification shall only apply to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be paid in 2008. To the extent any such payment cannot be made in 2008 under the transition guidance, such payment will be made in January 2009.
     14. Governing Law/Severability
     The Plan shall be governed by and construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to its conflict of law provisions. If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.
[Signature on Following Page]

     This amendment and restatement of the Plan has been duly executed by the undersigned and is effective this 30th day of December, 2008.

Kennametal Inc.
By:	/s/ David W. Greenfield
Title: Vice President, Secretary and
General Counsel